UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST REPORTED EVENT –NOVEMBER 3, 2009

LUMONALL INC.
(Exact name of Registrant as specified in its charter)

NEVADA	0-28315	13-1026995
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

3565 King Road, Suite 102
King City, Ontario, Canada L7B 1M3
(Address of principal executive offices)

(905) 833-9845
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Table of Contents

Item 1.01:	Entry into a Material Definitive Agreement.

Item 9.01:	Financial Statements and Exhibits.

Item 1.01:	Entry into a Material Definitive Agreement.

On November 3, 2009, Lumonall, Inc. (“Lumonall” or the “Company”) entered into a Letter of Intent with Mr. Jonathan M. Harris with respect to the proposed acquisition of CleanWear Products Ltd (“CleanWear”), JM Harris Holdings Inc. (“Holdings”) and the copyright name CleanWear (the “Name”). Mr. Harris is the sole shareholder of CleanWear and Holdings.

CleanWear is a manufacturer of reusable and limited use garments and gloves for industrial, clean room and static operations and Holdings is a separate legal entity which owns the land and building where the operations reside.

Pursuant to the terms of the Letter of Intent, Lumonall  agreed to acquire all of the issued and outstanding shares of CleanWear and Holdings, and the Name. The purchase price , subject to terms and conditions, will be paid by the issuance of restricted common shares of the Company and the remainder of the purchase price will be paid by the issuance of a Lumonall secured promissory note.

The closing date of the acquisition shall be subject to the Companies due diligence of CleanWear and Holdings and the issuance of audited financial statements. Mr. Harris and the Company believe that all conditions precedent to close can  be completed by January 31, 2010.

As part of the acquisition Mr. Harris will be appointed CEO and Mr. John G. Simmonds will resign. Mr. Simmonds will stay on as chairman of the Board and will continue to assist Mr. Harris with strategic matters.

On November 9, 2009, the Company issued a press releases titled “Lumonall and CleanWear Products Agree on Business Combination”, describing the proposed transaction, a copy of which is appended hereto as Exhibit 99.1.

Item 9.01:                                Financial Statements and Exhibits.

The Company issued a press release describing the Agreement on November 3, 2009, a copy of which is appended hereto as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Lumonall Inc. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Lumonall Inc.

Date: November 9, 2009	By:	/s/ Gary N Hokkanen
Name: Gary N. Hokkanen
Title: Chief Financial Officer